CERTIFICATE OF AMENDMENT
TO THE
AGREEMENT AND DECLARATION OF TRUST
OF
CREDIT SUISSE TRUST



The undersigned, being the Secretary of Credit Suisse Trust, a
Massachusetts business trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by section 9.3 of the Agreement and Declaration of Trust, dated as of
March 15, 1995, as amended to date (as so amended, the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees at a meeting duly held on December 12, 2002, and by the affirmative vote of a majority of the shareholders at a meeting duly held on April
11, 2003, the Trustees of the Trust duly adopted the following amendments:
FIRST: Clause (i) of Section 6.2(g) of the Declaration of Trust is
hereby amended and restated in its entirety as follows:
(i)	at any time, if the Trustees determine in their sole discretion that such redemption is in the best interests of the holders of the shares of the Trust or of any Portfolio, or
SECOND: Clause (iii) of Section 7.1 of the Declaration of Trust is hereby deleted in its entirety and Clauses (iv), (v) and (vi) are designated Clauses (iii), (iv) and (v).
THIRD: The second sentence of Section 9.1 of the Declaration of Trust is hereby amended and restated in its entirety as follows:
The Trust may be terminated at any time by a Majority of the Trustees without the consent or approval of shareholders of the Trust or any Portfolio.
FOURTH: The first sentence of Section 9.2 of the Declaration of Trust is hereby amended and restated in its entirety as follows:
The Trustees may sell, lease, exchange, convey or transfer all or substantially all of the assets of the Trust, or the assets belonging to any one or more Portfolios, to another trust, partnership, association or corporation or a series or portfolio thereof organized under the laws of any state of the United States, or may sell, lease, exchange, convey or transfer such assets to another Portfolio of the Trust, in exchange for cash, shares or other Securities (including, in the case of a transfer to another Portfolio of the Trust, Shares of such other Portfolio), or to the extent permitted by law then in effect may merge or consolidate any Portfolio with any other Portfolio of the Trust, or merge or consolidate the Trust or any Portfolio with any trust, corporation, partnership or association or a series or portfolio thereof organized under the laws of any state of the United States, all upon such terms and conditions and for such consideration when and as authorized by vote or written consent of a Majority of the Trustees and without the consent or approval of shareholders of the Trust or any Portfolio.
IN WITNESS WHEREOF, the undersigned has executed this certificate on the _18__ day of June, 2003.

/s/ Hal Liebes
Name:	Hal Liebes
Title:	Secretary

ACKNOWLEDGMENT
STATE OF New York	)
	) ss.
COUNTY OF New York	)

June 18, 2003
Then personally appeared the above-named Hal Liebes and acknowledged the foregoing instrument to be his free act and deed.
Before me,

George Travers
Notary Public

My commission expires:

George Travers
Notary Public, State of New York
No. 02TR5014235
Qualified in New York County
Commission expires July 15, 2003